EXHIBIT 5.1

                                January 27, 1999

Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

               Re: Registration Statement on Form S-8 Relating to 500,000 shares of Common Stock, Par Value $1.00 Per Share, To Be
                    Issued Pursuant to Anheuser-Busch Global Employee Stock Purchase Plan

Gentlemen:

         I am an Associate General Counsel of Anheuser-Busch Companies, Inc. (the "Company") and have represented the Company in connection with the Anheuser-Busch Global Employee Stock Purchase Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that:

               (1) The shares of common stock that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

               (2)  The   participations   in  the  Plan  to  be   extended   to
                    participants   in  the  Plan  will  be,  when   extended  in
                    accordance with the Plan, validly issued.

         I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

                                            Very truly yours,

                                            /s/ THOMAS LARSON

                                            Thomas Larson
                                            Associate General Counsel